Exhibit 10.29

BELIZE 2024

CENTURY 21 BTAL

THIS AGREEMENT is made the 5th day of DECEMBER, Two Thousand and Twenty-Four.

BETWEEN Ewigi Liaebi Ltd. of Belize, Cayo, San Ignacio Town, Mile 71, George Price Highway (hereinafter referred to as “the Vendor”) of the One Part; and

Chial Mountain Ltd. of #2 North Front Street, Belize City, Belize District, Belize C.A. (hereinafter referred to as “the Purchaser”), or their assignees, of the Other Part.

WHEREAS:

a)	The Vendor has the legal rights of the fee simple absolute interest of all that piece or parcel of land described as ALL THAT piece and parcel of land containing 106.458 acres bearing entry number 305 of 2009 and 50.327 acres bearing entry number 34 of 2005 (hereinafter referred to as “the Property”).

b)	The Vendor is desirous of selling and the Purchaser are desirous of purchasing the fee simple absolute interest of the Property, free and clear of all inhibitions, cautions, restrictions, leases, and all other encumbrances, pursuant to the covenants and warranties provided for below.

NOW THEREFORE, IT IS HEREBY AGREED as follows:

Purchase Price

1.	The Vendor will sell, and the Purchaser will buy the fee simple absolute interest in the Property described above for the price of FOUR HUNDRED SEVEN THOUSAND FOUR HUNDRED AND NINETY DOLLARS WITH TWENTY CENTS IN THE CURRENCY OF UNITED STATES OF AMERICA (US$407,490.20).

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2.	The total purchase price shall be paid as follows:

(a)	An initial deposit of US$81,498.04 shall be paid by the Purchaser to the escrow account of Century 21 Escrow (hereinafter referred to as the “Escrow Agent”) within SEVEN days of the execution of this agreement.

(b)	The remaining balance of the purchase price being US$325,992.16 shall be paid by the Purchaser to the Vendor on or before the COMPLETION DATE.

(c)	Century 21 Escrow local or international wire instructions are as follows:

Local Bank Name: ***

Account Holder: ***

Account Number: ***

US Based Bank Name: ***

Account Name: ***

Account Holder’s Address: ***

Account No. ***

(d)	Vendor’s Banking information:

(i)	Bank name:

(ii)	Bank Address:

(iii)	Account Holder Name:

(iv)	Account Holder Address:

(v)	Account Number:

(vi)	ABA/ Routing Code:

(vii)	Swift Code:

3.	The Purchaser shall be entitled at any time before the completion date to pay the balance of the Purchase Price or any part thereof due and owing without penalty or any additional calculations thereon.

4.	All payments made by the Purchaser to and received by the Escrow Agent shall be paid by the Escrow Agent to the Vendor upon confirmation by the Purchaser that it has received the Closing Documents on the Closing Date SAVE AND EXCEPT as may be otherwise required in this Agreement in the event of non-performance by the Vendor or the Purchaser as the case may be of their respective obligations hereunder.

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Possession

5.	Upon the initial deposit, the Purchaser shall be permitted access to the Property strictly for the purpose of inspection, informal surveys, or non-invasive works that do not materially affect the usability, condition, or value of the Property. Exclusive vacant possession of the Property and shall be granted to the Purchase upon successful fulfillment of this Agreement and completion of the transaction. Possession shall remain contingent upon the Purchaser’ adherence to the payment terms outlined in this Agreement, including the non-refundable deposits. Failure to meet these obligations may delay or forfeit the Purchaser’s right to possession.

Representations and Warranties

6.	The Vendor hereby represents and warrants to the Purchaser that:

(a)	She is competent to execute, fulfill and consummate the transaction hereby contemplated and agreed;

(b)	She holds the legal title to the Property by virtue of Deed of Conveyance;

(c)	There are no property taxes owing in relation to the Property at the date hereof;

(d)	There are no actions, suits or proceedings pending or, to the best of his knowledge, threatened before or by any authority or person against or affecting the Property;

(e)	There is no compulsory acquisition, eminent domain or similar condemnation or proceeding affecting any portion of the Property now pending or to his knowledge and belief threatened.

(f)	There are no outstanding options or agreements to purchase any portion of the Property and the Vendor hereby covenants not to enter any such option or agreement during the currency of this Agreement;

(g)	There are no environmental issues with the Property;

(h)	The sale of the Property and the transactions hereby contemplated are neither a supply of goods nor a supply of services for the purposes of the General Sales Tax Act.

(i)	She will procure or will have procured by the Closing Date all necessary authorizations, permits, consents and approvals to effect the transfer and conveyance of the Property in its entirety from the Vendor to the Purchaser for an estate in fee simple absolute in possession free from and clear of all liens and encumbrances on the Closing Date. If during the currency of this Agreement the title to the Property requires conversion by virtue of the Registered Land Act or any other legislation in Belize, to forthwith at his own expense, accomplish the same.

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(j)	Not to encumber the Property in any way and on the Completion Day to have themselves in a position to deliver to the Purchaser or their nominee(s) title thereto in fee simple free and clear of all liens and encumbrances.

(k)	Not to do anything or cause anything to be done whereby the value of the property is or will be diminished or the Purchaser’s rights in the Property jeopardized.

(l)	Not to vary or cause to be varied boundaries of the Property or to encroach thereon.

AND the Vendor covenants that she shall at all times hereafter save harmless indemnify and keep indemnified the Purchaser and effect from and against all proceedings, costs, claims, expenses and liabilities whatsoever that may directly or indirectly arise from any breach of the warranties and representations hereinbefore mentioned.

Requisitions and Objections

7.	Requisitions and objections (if any) in respect of the title or description of the Property or otherwise arising out of this Agreement and not precluded by the terms hereof shall be delivered in writing to the Vendor or its Agent at least 15 days prior to the closing date, and every requisition or objection requested shall be provided by the Vendor.

Purchaser’s Covenants

8.	The Purchaser hereby covenants with the Vendor as follows:

(a)	To pay the Purchase Price on or before the days and in the manner aforesaid;

(b)	To pay stamp duty and recording fee and any other fees in connection with this Agreement, the transfer of title to the Purchaser, and all other fees associated with this Agreement and closing and completion of this transaction;

(c)	To be bound by and have the benefit of all restrictive covenants (if applicable).

(d)	Purchaser releases, holds, and indemnifies the Broker or Agents from any liability for any defects in the premises which could have been discovered by such inspections and investigation.

Time is of the Essence

9.	In complying with the terms of this Agreement, it is agreed by all parties that time is of the essence.

10.	The Vendor or Purchaser may extend the Completion Date by 60 days when it may become necessary for reasons beyond the parties control.

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Completion Date & Transfer of Title

11.	The purchase of the Property from the Vendor by the Purchaser shall be completed upon full payment of the total purchase price by the Purchaser to the Vendor on or before the 3:00P.M. CST Wednesday. May 28. 2025 (Hereafter referred to as “the Completion Date”).

12.	The Vendors will provide to the Purchaser or their assignees, the executed Transfer Instrument Forms and all other necessary documents including company documents, identification of parties, power of attorney, zero balance tax statements and/or any other document as required by the Lands Department of Belize to complete the transfer of ownership. The obligation to prepare all relevant documentation referred to herein together with the payment of stamp duty, registration fees shall be the liability of the Purchaser absolutely.

13.	Any extensions to the Completion Date shall not affect the non-refundable status of payments outlined in this Agreement. The Vendor shall retain the non-refundable amounts as liquidated damages in the event the Purchase fails to fulfill their obligations, even during an extension period.

Closing

14.	The transaction contemplated by this Agreement is to be completed at the office of Century 21 on the Completion Date or at such other place and/or date and at such time as may be mutually agreed upon by Vendor and Purchaser without the necessity of amendment of this Agreement. Any extensions required for closing shall not be unreasonably withheld.

15.	At the Closing, the Vendor shall deliver or make available to the Purchaser the following document to consummate the transactions herein contemplated:

(a)	THREE duly executed transfer instrument forms in favor of the Purchaser or their assignees;

(b)	Original form of Title;

(c)	Proof of Payment of all taxes for the Properties,

(d)	Notarized colored copies of bio page of current unexpired passports of the Vendor;

(e)	In the case of company, Certificate of Good Standing, Detailed Company Extract, and any other document required to effect transfer of title to the Purchaser or their nominee(s);

(f)	Any other documents, waivers, and consents which the Purchaser may require to obtain good title.

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16.	The Vendor agrees at any time, and from time to time upon the written request of the Purchaser or their assignees, to execute and deliver promptly to the Purchaser any and all such further lawful instruments and documents which the Purchaser reasonably considers desirable, or which are required by law, for obtaining the full benefits of this Agreement and of the rights and powers herein granted.

17.	Until the Completion Date, the Vendor shall be responsible for and shall discharge any rates, taxes or outgoings payable in respect of the Property whether payable by an owner or by an occupier or otherwise howsoever. From the Closing Date, the Purchaser shall be responsible for and shall discharge any rates, taxes or outgoings payable in respect of the Property whether payable by an owner or by an occupier or otherwise.

Default

18.	In the event that there is a failure to close on this Agreement due to some default on the part of the Vendor of any term of this Agreement, the Purchaser shall have the right, after giving the Vendor 10 days’ prior written notice to cure such default, to terminate this Agreement whereupon all monies paid to the Vendor shall be refunded to the Purchaser.

19.	In the event that there is a failure to close on this Agreement by the Completion Date due to some default on the part of the Purchaser of any term of this Agreement or the breach of any warranty by the Purchaser, the Vendor shall have the right, after giving the Purchaser 10 days’ prior written notice to cure such default, to terminate this Agreement.

(a)	Any amount deemed non-refundable pursuant to this Agreement, including the 10% portions specified in the Non-Refundable Deposit clause, shall remain be paid to the Vendor as liquidated damages.

(b)	Any additional monies paid by the Purchaser beyond the non-refundable amounts shall be refunded to the Purchaser.

20.	The payment of the liquidated damages as provided above by the Purchaser to Vendor shall fully discharge the Purchaser against any and all liability incurred by Vendor as a result of any default as stated above.

Non-Refundable Deposit

21.	The Purchaser agrees that the first 10% of the Purchase Price (US$40,749.02) shall become non-refundable to the Vendor on February 20, 2025, regardless of whether the transaction is completed, provided that no default on the part of the Vendor has occurred.

22.	The Purchaser further agrees that the second 10% of the Purchase Price (US$40,749.02) shall become non-refundable to the Vendor on May 28, 2025, regardless of whether the transaction is completed, provided that no default on part of the Vendor has occurred.

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Costs

23.	The costs of the preparation of the Transfer shall be paid by the Purchaser together with the funds for the stamp duty and recording fees.

24.	The Purchaser shall be responsible for all stamp duty payments and the Purchaser agrees that should the Lands Valuations Department assess the value of the Property to be greater than the purchase price declared by the Purchaser, they will pay the additional stamp duty.

25.	The Vendor agrees to pay any outstanding taxes, liens, or fees that may hinder the transfer of ownership to the Purchaser immediately upon receipt of the initial payment. Vendor further agrees to compensate the Agent for any outstanding commissions due upon receipt of the funds received from this Agreement.

26.	If any portion of the purchase price or associated payments is required to be converted to United States Dollars (USD) for the purpose of completing this transaction, the costs of such currency conversion shall be shared equally between the Vendor and the Purchaser.

27.	Both Parties agree to engage the services of the Escrow Agent to facilitate the currency conversion and handle the related financial transactions. The fees charged by the Escrow Agent for these services shall be equally borne by the Vendor and the Purchaser.

28.	Both Parties agree to indemnify and hold the Escrow Agent harmless for any minor discrepancies or delays in the conversion or transfer process, provided that the Escrow Agent acts in good faith and in accordance with its professional obligations.

29.	The Parties acknowledge and agree that the currency conversion costs, and escrow fees are independent of and in addition to any other costs or fees outlined in this Agreement.

Notices

30.	Any notices required or permitted hereunder shall be considered duly given if in writing and sent by registered or certified mail and by email to the above listed addresses or to the parties’ respective email addresses which are as follows:

Vendor: ***

Purchaser: ***

Agent: ***

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Interpretation

31.	In this Agreement the expression “the Vendor” shall include the successors and assigns of the Vendor and the expression “the Purchaser” shall include the successors and assigns of the Purchaser and all sums of money are expressed in United Stated of America Dollars.

32.	This Agreement shall be subject to the Laws of Belize.

33.	This Agreement may be signed in counterparts and facsimile copies of this Agreement are accepted by the parties as being legally binding. Additionally, this document may be signed electronically provided that it is completed via a verifiable source such as “DocuSign” and the signature/IP Address tracking is attached hereto.

34.	This Agreement contains the whole agreement between the Parties in respect of all matters referred to and supersedes any prior written or oral agreement between them relating to it, and the Parties confirm that they have not entered into this Agreement on the basis of any representations that are not expressly incorporated in this Agreement. However, nothing in this Agreement purports to exclude liability for any fraudulent statement or act.

This section intentionally left blank.

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IN WITNESS WHEREOF the Vendor and the Purchaser have hereunto set their hands and seals the day and year first before written.

SIGNED, SEALED and DELIVERED	)
	)	/s/ Lucy Helen Ashman
	)	Lucy Helen Ashman
By the Ewigi Liaebi Ltd. in the presence of:	)

/s/
WITNESS

SIGNED, SEALED and DELIVERED	)
	)	/s/ Michael E. Singh
By the Chial Mountain Ltd. in the presence of:	)	Michael E. Singh
)
/s/
WITNESS

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